Exhibit 5.1

March 20, 2015

New York Mortgage Trust, Inc.

275 Madison Avenue

New York, NY 10016

Re:	Registration Statement on Form S-3 (File No. 333-198177)

Ladies and Gentlemen:

We have served as Maryland counsel to New York Mortgage Trust, Inc., a Maryland corporation (the “Company”), in connection with certain matters of Maryland law arising out of the sale and issuance by the Company of up to $75,000,000 aggregate public offering price of (i) shares (the “Common Shares”) of common stock, par value $.01 per share (the “Common Stock”), of the Company and (ii) shares (the “Preferred Shares” and, together with the Common Shares, the “Shares”) of 7.75% Series B Cumulative Redeemable Preferred Stock, par value $.01 per share (the “Series B Preferred Stock”), of the Company, covered by the above-referenced Registration Statement and all amendments related thereto (collectively, the “Registration Statement”), filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”). The Shares may be issued pursuant to (a) the Equity Distribution Agreement, dated as of the date hereof (the “JMP Agreement”), by and between the Company and JMP Securities LLC or (b) the Equity Distribution Agreement, dated as of the date hereof (the “MLV Agreement” and, together with the JMP Agreement, the “Agreements”), by and between the Company and MLV & Co. LLC.

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the “Documents”):

1.     The Registration Statement and the related form of prospectus included therein in the form in which it was transmitted to the Commission under the 1933 Act;

2.     The charter of the Company (the “Charter”), certified by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

New York Mortgage Trust, Inc.
March 20, 2015

3.     The Bylaws of the Company (the “Bylaws”), certified as of the date hereof by an officer of the Company;

4.     Resolutions (the “Resolutions”) adopted by the Board of Directors of the Company (the “Board of Directors”), or a duly authorized committee thereof, relating to, among other matters, (i) the sale and issuance of the Shares, (ii) the delegation to designated officers of the Company (the “Authorized Officers”) of the power to determine the number and price of the Shares and certain other matters in connection with the sale and issuance of the Shares, subject to the Resolutions and (iii) the Agreements, certified as of the date hereof by an officer of the Company;

5.     A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

6.     A certificate executed by an officer of the Company, dated as of the date hereof; and

7.     Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed the following:

1.     Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

2.     Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3.     Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party's obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

4.     All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information as to matters of fact contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any of the provisions of any of the Documents, by action or omission of the parties or otherwise.

New York Mortgage Trust, Inc.
March 20, 2015

5.     The Shares will not be issued or transferred in violation of any restriction or limitation contained in the Charter.

6.     The issuance of, and certain terms of, the Shares to be issued by the Company from time to time will be authorized and approved by the Board of Directors or a duly authorized committee thereof, or by the Authorized Officers, in accordance with and not in violation of the Maryland General Corporation Law, the Charter, the Bylaws and the Resolutions and reflected, to the extent applicable, in appropriate governing documents (with such approvals referred to hereinafter as the “Corporate Proceedings”) prior to the issuance thereof.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1.     The Company is a corporation duly incorporated and existing under the laws of the State of Maryland and is in good standing with the SDAT.

2.     Upon the completion of all Corporate Proceedings relating to the Shares, the issuance of the Shares will be duly authorized and, when and if issued and delivered against payment therefor in accordance with the Agreements and the Corporate Proceedings (and assuming that upon such issuance the total number of shares of Common Stock or Series B Preferred Stock, as the case may be, issued and outstanding does not exceed the total number of shares of Common Stock or Series B Preferred Stock, as the case may be, then authorized to be issued under the Charter), the Shares will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to compliance with any federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Maryland, we do not express any opinion on such matter. The opinion expressed herein is subject to the effect of any judicial decision which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

New York Mortgage Trust, Inc.
March 20, 2015

This opinion is being furnished to you for submission to the Commission as an exhibit to the Company’s Current Report on Form 8-K (the “Current Report”), which is incorporated by reference in the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Current Report and the said incorporation by reference and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Very truly yours,

/s/ Venable LLP